Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600
Basic Energy Services, Inc. To Continue Listing New Shares Of Common Stock And Resume Trading Under Ticker "BAS" Following Emergence From Chapter 11 Reorganization
FORT WORTH, Texas, Dec. 22, 2016 /PRNewswire/ -- Basic Energy Services, Inc. (NYSE: BAS) ("Basic" or the "Company") today announced that the Company received approval to list its new common stock with the new CUSIP number 06985P 209 (the "New Common Shares") on the New York Stock Exchange (the "NYSE") under the same NYSE ticker symbol "BAS" as the existing shares of the Company's issued common stock (the "Existing Shares"), in conjunction with its anticipated emergence from chapter 11 reorganization in accordance with the First Amended Joint Prepackaged Chapter 11 Plan of Basic Energy Services, Inc. and its Affiliated Debtors (as confirmed, the "Prepackaged Plan") that was confirmed on December 9, 2016 by the United States Bankruptcy Court for the District of Delaware.
The Company currently anticipates emerging from bankruptcy on December 23, 2016 (the "Effective Date"). The stockholders of record at the close of business on the Effective Date will be entitled to receive New Common Shares and warrants with the CUSIP number 06985P 118 (the "Warrants") in accordance with the Prepackaged Plan. In addition, participants in the Company's previously announced rights offering (the "Rights Offering') who have properly exercised their rights pursuant thereto, and/or are backstop parties to the Rights Offering, will also receive New Common Shares on the Effective Date. All Existing Shares (with the CUSIP number 06985P 100) will be cancelled after the close of business on the Effective Date, and the New Common Shares and Warrants will be issued at such time.
Assuming emergence on the Effective Date of December 23, 2016, trading in the New Common Shares is expected to commence on December 27, 2016, under the ticker symbol "BAS," which is the same trading symbol used for the Company's common stock previously listed on the NYSE. The Warrants will not be listed on the NYSE or any other exchange at this time.
Because the Company will retain the ticker symbol "BAS" after the effective date of the Prepackaged Plan, holders of Existing Shares, and brokers, dealers and agents effecting trades in Existing Shares, and persons who expect to receive New Common Shares or effect trades in New Common Shares, should take note of the anticipated cancellation of the Existing Shares and issuance of New Common Shares, and the two different CUSIP numbers signifying the Existing Shares and the New Common Shares, in trading or taking any other actions in respect of shares of the Company that trade under the "BAS" ticker.
Pro Forma Ownership Summary
As previously disclosed, under the Prepackaged Plan, pre-petition holders of the Company's unsecured notes will receive 14,925,000 New Common Shares, representing approximately 57.8% of the New Common Shares after giving effect to shares issuable in connection with the rights offering and before

Exhibit 99.1

giving effect to the shares issuable under the management incentive plan (the "MIP") and the Warrants. The pre-petition Basic stockholders will receive 75,000 New Common Shares, or an equivalent of an approximate 1-for-570.093480 reverse stock split, and Warrants to purchase 2,066,598 New Common Shares, or approximately 1 Warrant for each 20.689564 Existing Shares (each based on approximately 42.8 million Existing Shares issued and outstanding and subject to rounding).
The table below summarizes the new ownership structure of Basic.

		Shares Excluding MIP & Warrants		Shares Including MIP & Warrants
Holder		Shares	% Ownership	Shares	% Ownership
New Common Shares Issued to Unsecured Noteholders		14,925,000	57.8%	14,925,000	47.9%
New Common Shares Issued to Existing Stockholders		75,000	0.3%	75,000	0.2%
New Common Shares Issued to Rights Offering Parties	(1)	10,825,802	41.9%	10,825,802	34.8%
New Common Shares Issued Under MIP	(2)	--	0%	3,237,671	10.4%
New Warrants Issued to Existing Stockholders	(3)	--	0%	2,066,598	6.6%
Total		25,825,802	100%	31,130,071	100%

Note: Final share allocations may vary slightly from the amounts set forth above due to rounding in accordance with the Prepackaged Plan.

(1) Shares issued pursuant to rights offering contemplated by the Prepackaged Plan and a deemed conversion. Includes shares issued to backstop parties as a backstop put premium.

(2)   Shares authorized under the MIP include 3,237,671 shares, of which the Company expects to issue time-based restricted stock unit awards ("RSUs") for 809,416 shares and stock option awards for 323,770 shares on the Effective Date vesting in 1/3 tranches on the Effective Date, and the first and second anniversaries of the Effective Date.  From the immediately vested RSUs, the Company anticipates issuing 269,810 shares on the Effective Date.  The remainder of the authorized awards, including 809,416 performance- based RSUs and 323,770 performance-based stock options contemplated by the Prepackaged Plan, may be awarded in the future at the discretion of the Company's board of directors.

(3) The Warrants have an exercise price of $55.25 and a term of seven years.

The occurrence of the Effective Date is subject to conditions set forth in the Prepackaged Plan, and the Company can make no assurances as to whether the Effective Date will occur on December 23, 2016.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs more than 3,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, California and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company's website at www.basicenergyservices.com.

Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard-Lascar Associates
713-529-6600

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